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FOR IMMEDIATE RELEASE

CONTACT:  Larry Bymaster, Chief Executive Officer
          (619) 550-3900
________________________________________________________________________

                            XYTRONYX, INC. ANNOUNCES
                                PRIVATE PLACEMENT

SAN DIEGO, CA, October 28, 1996 -- Xytronyx, Inc. (AMEX: XYX) today announced that it intends, with the assistance of a placement agent, and subject to market and other conditions, to raise up to $6 million in a private placement of equity securities to accredited individuals and institutional investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company also announced that pending the initial closing, it has entered into a line of credit agreement with two shareholders which have an affiliation with the placement agent under which Xytronyx may borrow up to $500,000.

"The Company intends to use the proceeds from the offering to complete the preclinical development of its cancer therapies, for the repayment of debt and for general corporate purposes and working capital. Until we have a closing in the private placement, we expect that the credit line will meet our immediate cash requirements" said Larry Bymaster, Chairman and CEO.

The securities to be offered will not have been registered under the Securities Act of 1933, as amended, or applicable state securities laws, at the time of the private placement and may not be offered or sold absent registration under the Securities act and applicable state securities laws or available exemptions from registration.

 The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act 1934 that involve a number of risks and uncertainties, including the risk that the Company will be unable to complete the proposed private placement. Actual events or results may differ from Xytronyx's expectations. In addition to the matters described in this press release, risk factors listed from time to time in Xytronyx's SEC reports, including, but not limited to, its report on Form 10-Q for the quarter ended June 30, 1996 as well as its Annual Report on Form 10-K, may effect the results achieved by Xytronyx.

Xytronyx, Inc. is engaged in the development and commercialization of medical products with a primary focus on cancer treatment.